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Vaginal Progesterone Gel May Improve Infant Outcomes and Reduce the Rate of Preterm Birth in Women with a Short Cervix in Mid-Pregnancy

LIVINGSTON, NJ - October 2, 2007 - For the first time, data show a positive association between the use of vaginal progesterone and infants’ overall health at birth. Babies born to women with high-risk pregnancies treated with PROCHIEVE® 8% (progesterone gel) appear to be less likely to need intensive care than babies born to mothers treated with placebo, Columbia Laboratories, Inc. (NASDAQ:CBRX) announced today. The data are published in the October issue of Ultrasound in Obstetrics & Gynecology (also known as The White Journal), the official publication of the International Society of Ultrasound in Obstetrics and Gynecology.

Researchers conducted a secondary analysis of phase III data from the largest-ever singleton preterm birth prevention study with progesterone looking specifically at a group of 46 women with high-risk pregnancies because they had a short cervix (less than 2.8 cm measured by trans-vaginal ultrasound). This analysis shows several statistically significant findings, including:

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Only one out of six (16%) newborns of mothers treated with vaginal progesterone gel needed to be admitted to neonatal intensive care units compared to one out of two (52%) newborns of mothers treated with placebo (p-value of 0.016); and

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Infants born to mothers treated with vaginal progesterone gel who were admitted to intensive care units spent on average only one day in intensive care compared to more than two weeks for those babies of mothers who received placebo (p-value of 0.013).

This is the first and only preterm birth prevention study that is associated with statistically significant improvements in clinically important measures of infant outcomes. Additional studies are being planned to repeat this unique finding.

In addition, the analysis provided new insight into which women with high-risk pregnancies respond to treatment with vaginal progesterone gel. It showed that treatment with vaginal progesterone gel may reduce early preterm birth among women with a short cervix.

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“When looking at a sample of 46 women with a short cervix of less than 2.8 cm, zero of those who were started on vaginal progesterone gel between 18-to-22 weeks of gestational age delivered prior to 32 weeks of gestation, while almost one in three women (29.6 percent; p=0.014) with a shortened cervix given a placebo delivered prior to 32 weeks of gestation,” said Emily DeFranco, DO, primary author of the study and clinical fellow of Maternal-Fetal Medicine, Department of Obstetrics and Gynecology, and Center for Preterm Birth Research at Washington University School of Medicine in St. Louis. “Additionally, the number of admissions and days spent in the neonatal intensive care unit, important measures of neonatal outcome, for babies whose moms were given vaginal progesterone gel were significantly lower than for those whose moms received placebo. We’re excited about these promising clinical implications, especially if confirmed in a larger study.”

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“Publishing these findings is an important step toward informing healthcare providers about the group of women who may benefit from vaginal progesterone by reducing their chances for having an early preterm birth,” said study co-author John O’Brien, M.D., affiliated with Central Baptist Hospital, Lexington, KY. “There are currently no FDA-approved treatments available to help prevent preterm birth, so this research, combined with future studies, may lead to viable treatment options.”

The published subset of data is from a randomized, double-blind, placebo-controlled study -- the largest study to date evaluating the effect of progesterone on early preterm birth in singletons. The report on these data, entitled “Vaginal Progesterone Is Associated With a Decrease in Risk for Early Preterm Birth and Improved Neonatal Outcome in Women with a Short Cervix,” is available at http://www3.interscience.wiley.com/cgi-bin/jhome/99020267.

“Based on the statistically significant findings in the secondary analysis, we are moving forward with a follow-up study using PROCHIEVE 8%,” stated Robert S. Mills, president and chief executive officer of Columbia Laboratories. “It is estimated that of the more than 4.1 million live births in the U.S. each year, up to 30 percent of pregnant mothers have a cervical length less than or equal to 3.0 centimeters in mid-pregnancy. This includes many women with first-time pregnancies, the group that has the largest number of premature babies each year. We look forward to publishing the results of the next study.”

A normal pregnancy is about 40 weeks. Preterm birth before 37 weeks gestation is a leading cause of infant and neonatal death, continues to rise, and occurs in more than 12 percent of pregnancies in the United States. The negative health effects of preterm birth go far beyond the first days of life; preterm birth is associated with a high prevalence of severe neurological deficits and developmental disabilities.

These negative health outcomes have economic implications, as well. A 2005 March of Dimes study found that employers pay nearly 15 times more in direct healthcare coverage costs for babies born prematurely - in their first year of life - than for full term babies, with an average cost of $41,610 for a premature baby vs. $2,830 for a healthy, full-term baby. In a separate analysis, the March of Dimes estimates that in 2002, almost half of hospital charges for premature infants, or about $7.4 billion, were billed to employers and other private insurers. This estimate was derived using the Nationwide Inpatient Sample from the Agency for Healthcare Research and Quality.

"Preterm birth has such a profound effect on both babies and their families that any research that can help us understand how to prevent preterm birth is a significant advance," said Susan Wysocki, RNC, NP, FAANP, president and chief executive officer National Association of Nurse Practitioners in Women's Health.

The overall Phase III study, “Progesterone Vaginal Gel for the Reduction of Recurrent Preterm Birth: Primary Results from a Randomized, Double-blind, Placebo-controlled Trial,” did not show a beneficial effect of progesterone treatment on reducing the frequency of preterm birth in a larger population of high-risk women identified with “only” a history of spontaneous preterm birth.

Progesterone is a natural hormone found in all women, though levels of progesterone increase during pregnancy. Progesterone is also a well-established hormonal supplement required for successful infertility treatments.

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About PROCHIEVE 8%
PROCHIEVE® 8% is natural progesterone FDA-approved for progesterone supplementation or replacement as part of Assisted Reproductive Technology (ART) treatment for infertile women with progesterone deficiency. Several trials showing these benefits have been published. PROCHIEVE 8% is safe for use during pregnancy, and has been safely used for a decade by tens of thousands of women globally to help sustain pregnancy in the first trimester. Its unique bioadhesive delivery system provides controlled and sustained release of progesterone directly where it is needed.

The most common side effects of PROCHIEVE 8% include breast enlargement, constipation, somnolence, nausea, headache, and perineal pain. PROCHIEVE 8% is contraindicated in patients with active thrombophlebitis or thromboembolic disorders, or a history of hormone-associated thrombophlebitis or thromboembolic disorders, missed abortion, undiagnosed vaginal bleeding, liver dysfunction or disease, and known or suspected malignancy of the breast or genital organs. For more information, please visit www.prochieve8.com.

About Columbia Laboratories
Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women’s healthcare and endocrinology products that use its novel bioadhesive drug delivery technology. Columbia markets CRINONE® 8% (progesterone gel) and PROCHIEVE® 8% (progesterone gel) in the United States for progesterone supplementation as part of Assisted Reproductive Technology treatment for infertile women with progesterone deficiency, and PROCHIEVE® 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, which statements are indicated by the words “will,” “plan,” “expect” and similar expressions. Such forward-looking statements are subject to certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel), PROCHIEVE® 8%(progesterone gel), PROCHIEVE® 4% (progesterone gel), and STRIANT® (testosterone buccal tablet) in the U.S.; the timely and successful development of new products, including PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of clinical studies including the planned Phase III study of PROCHIEVE® 8% in short cervix patients; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

CRINONE®, PROCHIEVE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

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